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                                                                    EXHIBIT 99.1


[Bellwether Logo]                                 Bellwether Exploration Company
                                                          1331 Lamar, Suite 1455
                                                     Houston, Texas 77010 - 3039
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                                                   CONTACT:
March 6, 2001                     Lance L. Weaver - Director, Investor Relations
                                                          and Financial Analysis
                                                       weaverl@bellwetherexp.com
                                                       -------------------------
                                                                  (713) 495-3061

                    BELLWETHER EXPLORATION COMPANY ANNOUNCES
              HIRING OF SENIOR VICE PRESIDENT OF CORPORATE FINANCE


HOUSTON - Bellwether Exploration Company (NASDAQ: BELW) announces today the recent hiring of Dan Foley to the position of Senior Vice President of Corporate Finance. Dan will have management responsibilities in finance and administration.

Dan joins Bellwether following two years at Arthur Andersen LLP, where he was a Director in the Global Energy Corporate Finance group. Prior to joining Arthur Andersen in 1998, Dan worked in the financial and M&A groups at Ocean Energy, Inc. and one of its predecessor companies, United Meridian Corporation, for 11 years. Mr. Foley holds B.S. and Masters degrees in Civil Engineering from Rice University and an MBA from The Wharton School - University of Pennsylvania.

Doug Manner, Chairman, President and CEO, noted that "With the addition of Dan to our management team, we have greatly expanded the financial expertise of our Company. His understanding of capital markets and experience with merger and acquisition transactions will be key as we pursue Bellwether's growth strategy."

Bellwether Exploration Company is an independent oil and gas exploration and production company headquartered in Houston, Texas with oil and gas properties located in three core areas: the Gulf of Mexico both onshore and offshore, Southeast New Mexico/West Texas and Ecuador.

                                      ###

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that forecasted results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are referenced in the Company's annual report and 10-K for year-end 1999 and current reports and registration statements filed with the Securities and Exchange Commission.